Q2 2025
Shareholder
Letter

Letter to Shareholders: Q2 2025

Key quarterly metrics
Dear Shareholders
Dear Root Shareholders,
The second quarter was another strong quarter for Root. We set a new record on revenue, growing gross earned premium 21% to $371 million, while also improving net income by $30 million year-over-year to $22 million. Other highlights of the quarter include:
•Gross combined ratio improved 6 points to 94% year-over-year, demonstrating the power of our pricing and underwriting technology
•Policies in force grew by 12% year-over-year to 455,493, despite increased competition in our Direct channel
•Partnership channel new writings nearly tripled year-over-year, validating our strategy of meeting customers where they are with a seamless, easy experience
These financial results, while critical, are the result of consistent execution over many quarters and, as such, we believe are inherently lagging indicators of our performance. To better appreciate Root’s future and the big
                                             2

Letter to Shareholders: Q2 2025

opportunity ahead of us, we believe it is essential to focus on how we are continuing to execute against our strategy. In this regard, the second quarter marked significant progress.

This included the launch of our new pricing model in several states, with early indicators showing that this model is substantially improving our risk selection, increasing estimated customer lifetime values by 20% on average. In some states, this impact could be even larger. These improvements feed into our distribution engine, allowing us to grow faster, collect more data, and continue to build even more predictive models.

We also advanced our growth strategy by broadening our distribution. In July, we gained approval for our product filing in Washington, another step forward on our path to becoming national. Within the Partnership channel, our growth continued with the launch of comparative raters serving independent agents and adding more automotive and financial services partners. This channel is critical to our long-term growth strategy.

We are still in the very early chapters of our journey, and as we continue to execute against our three strategic pillars—pricing and automation, building differentiated access to customers, and creating experiences customers love—we believe we will continue to deliver even better products at better prices. We expect this will in turn generate profitable market share gains and earnings expansion for our investors.

We are pleased with our progress in the quarter, but we are far from satisfied as our goal remains to build the largest, most profitable personal lines insurance carrier in the U.S.

Growth
Root remains a small player in a massive market. Today, we are not yet national; we operate only in a handful of marketing channels and our presence in the Partnerships channel is just beginning to emerge. Accordingly, our growth plan focuses on expansion across these three key areas.

Letter to Shareholders: Q2 2025

While still in the early innings, we have made considerable progress. Our second quarter results illustrate this as gross premiums written increased 12% and gross premiums earned increased 21% year-over-year, while our gross loss ratio and LAE ratio improved 6 points year-over-year to 65%.

On state expansion, in addition to our recent approval for our product filing in Washington, we have additional filings pending in several states. As we secure approval and launch in new states, we intend to judiciously measure the adequacy of our pricing and adjust as needed prior to scaling growth.

Our Partnership channel has seen quarterly new writings nearly triple year-over-year, and we have seen strong early wins with independent agents, driven by our great prices and easy quote and bind experience. We are currently appointed with roughly 4% of independent agents, representing a meaningful growth opportunity.

To continue to expand our addressable market with independent agents, we recently launched Root Insurance through the industry’s two largest comparative raters, EZLynx and PL Rating. Now live in more than 20 states, early traction on these platforms has been strong, and we plan to expand across the balance of our geographic footprint by end of year. According to a recent survey of independent agents, EZLynx and PL Rating are used by nearly half of independent agents.1 Through these platforms, Root significantly expands its reach, meeting independent agents where they are with a technology that provides increased efficiency to their quote and bind process. Additionally, independent agents can get appointed with Root rapidly, reducing overall friction for our partners.

As anticipated, we saw competition increase in our Direct channel and our data-science machine reacted exactly as designed, reducing marketing spend when compared to the first quarter of 2025. To date, we have largely focused on performance marketing within the Direct customer acquisition funnel. Combining the data-rich nature of performance marketing with our machine-learning prowess allows for a competitive advantage among high intent customers. We have proven that we can win here, and we believe the next leg of growth will come from our ongoing R&D investments as we leverage this competitive advantage across the Direct customer acquisition funnel. These experiments are ongoing, and we invest heavily upfront in our data infrastructure to allow us to rigorously measure and rapidly test in these new direct marketing channels. As such, we expect this to be a multi-year endeavor. Given the size of these opportunities and our core competence in data analytics , we believe this opportunity is substantial and well worth the investment.

1The Big "I" | The Association for Independent Insurance Agents | 2024 Agency Universe Study

Letter to Shareholders: Q2 2025

Partnerships as a Percentage of New Writings
60%
40%
20%
—%
17%
24%
31%
33%
44%
Q2 2024
Q3 2024
Q4 2024
Q1 2025
Q2 2025

Pricing and Underwriting
Auto insurance is a top expense for most households in America. As a government-mandated product in nearly every state, most customers cannot legally choose to go without insurance. Not surprisingly, price is the number one reason for choosing an insurance carrier and the number one reason for leaving. For this reason, auto insurance pricing is one of the most competitive, data intensive lines in the industry. It’s also the largest line of business, so the prize is worth fighting for. At Root, we have captured an increasing segment of the market while achieving exceptional loss ratio levels.

Our proprietary technology platform and data science algorithms are foundational to our continued strong underwriting performance, as evidenced by our 58% gross loss ratio this quarter. This technology enables superior segmentation and speed to market, and we believe creates a durable competitive advantage. Estimated accident period severity was up 6% while frequency decreased 2%, which reflects tenure mix adjusted bodily injury, collision and property damage coverages.

In the second quarter, we released an updated pricing model, significantly improving our pricing accuracy. This iteration increases predictive power through better risk segmentation, including new rating variables and enhanced telematics features. These enhancements allow us to more accurately match price to risk, personalize rates based on customer behavior, and stay competitive in an industry rapidly shaped by technology and mobility shifts. As we continue to collect data and retrain our models, we believe the benefits will continue to expand and ultimately accrue to our customers in the form of a better price.

Letter to Shareholders: Q2 2025

As mentioned last quarter, we are able to react swiftly and appropriately when it comes to the potential impact of tariffs. To date, we have not seen a meaningful impact from tariff implementations, and given that our current loss ratios remain below our long-term target of 60 to 65%, we would be able to absorb some impact without raising rates or sacrificing our long-term unit economic targets.

Gross accident period loss ratio

Financials
We delivered another strong quarter with sustained performance on unit economics and disciplined expense management, as net income improved $30 million year-over-year to $22 million. We also delivered operating income of $27 million and adjusted EBITDA of $38 million, a $24 million and $26 million improvement year-over-year, respectively. Our net combined ratio of 95% reinforces the disciplined approach in how we manage the business and deploy capital.

As we have consistently noted, as Root grows, our Direct channel marketing spend may impact the degree of profitability in any given calendar quarter as we do not defer the majority of customer acquisition cost over the life of the customer. This means profitability tends to be higher in times of lower Direct channel investment and, conversely, lower in times of higher investment. As we continue to diversify our distribution, this impact will be less pronounced as acquisition investment in our Partnership channel is largely deferred over the life of the policy, alleviating the income statement timing mismatch of revenue and expenses.

Our capital position continues to strengthen with unencumbered capital of $314 million at the end of the second quarter. Given our excellent underwriting performance, we continue to be in a position of excess capital across our insurance subsidiaries. This allows us to continually optimize our operating structure and dynamically deploy growth capital to the best opportunities.

Letter to Shareholders: Q2 2025

We have proof points that our approach is unique and our foundation for profitable growth is enduring. We will continue to invest in the back half of 2025 in our business, technology, and growth, which will impact our near-term net income profitability. However, these near-term investments are the prudent approach for our business and the right thing to do in order to grow our market share, sustainably expand our margins over the long-term and create shareholder value.

Additionally, in the third quarter, we expect to incur an approximately $16 to $18 million non-cash expense related to our outstanding warrant structure with Carvana2, of which approximately $15.5 million reflects a cumulative expense catch-up. We view this as a high-quality expense as it is dependent on achieving policy origination milestones. Our partnership with Carvana has provided the foundation for what is now our strategically important Partnership channel.

Looking Forward
Root has built a formidable business model that has translated into some of the best loss ratios in the industry, a healthy capital position, and a culture of discipline and rigor, which serves as the foundation for our continued growth. We are pleased with another successful quarter as we continue to execute across our three strategic pillars—pricing and automation, differentiated access to customers, and creating experiences customers love. Our goal remains to build the largest, most profitable personal lines insurance carrier in the U.S.

We remain grateful to our employees for their hard work, to our customers for their trust, and to our shareholders for their support.

Alex Timm
Co-Founder & CEO

2 For more information, please see Root’s Quarterly Report on Form 10-Q at or the SEC’s website at www.sec.gov.

Letter to Shareholders: Q2 2025

Non-GAAP financial measures
This letter and statements made during our earnings webcast may include information relating to Direct Contribution and Adjusted EBITDA, which are "non-GAAP financial measures" and are defined below. These non-GAAP financial measures have not been calculated in accordance with generally accepted accounting principles in the United States, or GAAP, and should be considered in addition to results prepared in accordance with GAAP and should not be considered as a substitute for, or superior to, GAAP results.
In addition, Direct Contribution and Adjusted EBITDA should not be construed as indicators of our operating performance, liquidity, or cash flows generated by operating, investing and financing activities, as there may be significant factors or trends that they fail to address. We caution investors that non-GAAP financial information, by its nature, departs from traditional accounting conventions. Therefore, its use can make it difficult to compare our current results with our results from other reporting periods and with the results of other companies.
Our management uses these non-GAAP financial measures, in conjunction with GAAP financial measures, as an integral part of managing our business and to, among other things: (1) monitor and evaluate the performance of our business operations and financial performance, (2) facilitate internal comparisons of the historical operating performance of our business operations, (3) facilitate external comparisons of the results of our overall business to the historical operating performance of other companies that may have different capital structures and debt levels, (4) review and assess the performance of our management team, including when determining incentive compensation, (5) analyze and evaluate financial and strategic planning decisions regarding future operating investments, and (6) plan for and prepare future annual operating budgets and determine appropriate levels of operating investments.
For more information regarding the non-GAAP financial measures discussed in this release, please see “Non-GAAP financial measures,” “Reconciliation of Total Revenue to Direct Contribution” and “Reconciliation of Net Income (Loss) to Adjusted EBITDA” below and in Root’s Quarterly Report on Form 10-Q at http://ir.joinroot.com or the SEC’s website at www.sec.gov.

Letter to Shareholders: Q2 2025

Defined Terms & Glossary
We utilize the following definitions for terms used in this letter.
Direct Contribution
We define direct contribution, a non-GAAP financial measure, as gross profit excluding net investment income, acquisition costs, which include report costs and refunds related to these expenses and commission expenses related to our partnership channel, and fixed expenses, which include certain warrant compensation expense related to policies originating through the integrated automobile insurance solution for Carvana’s online buying platform, overhead allocated based on headcount, or Overhead, and salaries, health benefits, bonuses, employee retirement plan-related expenses and employee share-based compensation expense, or Personnel Costs, licenses, professional fees and other expenses. Further impacts related to reinsurance are excluded, these consist of ceded premiums earned, ceded loss and LAE, and net ceding commission and other. Net ceding commission and other is comprised of ceding commission received in connection with reinsurance ceded, partially offset by amortization of excess ceding commission, and other impacts of reinsurance ceded which are included in other insurance expense. After these adjustments, the resulting calculation is inclusive of only those gross variable costs of revenue incurred on the successful acquisition of business. We view direct contribution as an important metric because we believe it measures profitability of our total policy portfolio prior to the impact of reinsurance.
Adjusted EBITDA
We define adjusted EBITDA, a non-GAAP financial measure, as net income (loss) excluding interest expense, income tax expense, depreciation and amortization, share-based compensation, loss on extinguishment of debt, warrant compensation expense, restructuring charges, legal fees and other items that do not reflect our ongoing operating performance. After these adjustments, the resulting calculation represents expenses directly attributable to our operating performance. We use adjusted EBITDA as an internal performance measure in the management of our operations because we believe it provides management and other users of our financial information useful insight into our results of operations and underlying business performance. Adjusted EBITDA should not be viewed as a substitute for net income (loss) calculated in accordance with GAAP, and other companies may define adjusted EBITDA differently.
Encumbered Capital
We define encumbered capital as cash and cash equivalents held within our regulated insurance entities.
Unencumbered Capital
We define unencumbered capital as unrestricted cash and cash equivalents held outside of our regulated insurance entities. This amount includes borrowed funds that are subject to certain minimum liquidity covenants.
Distribution Channels
•Direct: seamless experiences driven by performance marketing and organic traffic connecting consumers directly to the product.

Letter to Shareholders: Q2 2025

◦Digital. Our direct digital channel is designed to drive volume by efficiently capturing high-intent customers. We accomplish this by meeting our customers within platforms they use extensively such as Google or select marketplace platforms where consumers are actively shopping for insurance. We deploy dynamic data science models to optimize advertising, targeting and bidding strategies across our digital platforms, aligning customer acquisition cost to expected lifetime value of the potential customer.
◦Referral. We encourage our existing customers to spread our value proposition. Our referral channel compensates existing customers who refer new customers who subsequently complete a test drive. This channel facilitates community-based growth to those who value our fair and transparent approach to insurance. This is our lowest cost acquisition channel and an important aspect of our ongoing distribution and brand strategy.
◦Channel Media. We build consideration and drive intent through household-level targeted media channels including direct mail and social media. We utilize these media channels to drive awareness when launching in new markets and to actively target customers in active states.
•Partnership: a wide array of integrations, spanning early-stage marketing partnerships through fully embedded user experiences.
◦Embedded. We build upon or within the mobile and web customer experiences of distribution partners to reach a captive customer base with an embedded solution. With varying levels of connectivity, including our proprietary and fully-integrated application which removes the need for the customer to ever visit a Root website to purchase and bind a policy. While these partnerships take time to onboard and launch, over the long term, we believe our flexible technology stack and investment in our platform seeks to optimize a seamless bind experience, creating a differentiated customer experience in this channel. We expect increased penetration of this channel over time as we seek to grow embedded relationships with other automotive and financial service technology companies with relevant customer bases.
◦Agency. We continue to invest in a product to bring the speed and ease of our technology to the independent agency channel. This channel provides access to a larger demographic of customers and we believe it has staying power. We developed an efficient quote and bind process through our agent platform that enables simplified distribution from agents to their customers. The technology driven approach makes this an appealing platform for agents and an efficient acquisition channel for us.

Letter to Shareholders: Q2 2025

About Root, Inc.
Founded in 2015 and based in Columbus, Ohio, Root, Inc. (NASDAQ: ROOT) is the parent company of Root Insurance Company. Root is revolutionizing insurance through data science and technology to provide consumers a personalized, easy, and fair experience. The Root app has roughly 15 million app downloads and has collected 32 billion miles of driving data to inform their insurance offerings.
For further information on Root, please visit root.com.

Root Insurance Company and Root Property & Casualty Insurance Company are headquartered in Columbus, Ohio, with renters insurance available through Root Insurance Company in Arkansas, Georgia, Kentucky, Missouri, Nevada, New Mexico, Ohio, Tennessee, and Utah. Root, Inc. is active in 35 markets for auto insurance: Alabama, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, Florida, Georgia, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maryland, Minnesota, Mississippi, Missouri, Montana, Nebraska, Nevada, New Mexico, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, South Carolina, Tennessee, Texas, Utah, Virginia, West Virginia, and Wisconsin. Business is underwritten by Root Insurance Company, Root Property & Casualty Insurance Company and/or Root Florida Insurance Company depending on the market. In Texas, we also write business as a Managing General Agent, underwritten by Redpoint County Mutual Insurance Company. Carvana Insurance built with Root is available only in the states where Root writes insurance.

Letter to Shareholders: Q2 2025

Forward-looking statements
This letter contains—and statements made during the above-referenced webcast will contain— forward-looking statements relating to, among other things, the future performance of Root and its consolidated subsidiaries that are based on Root’s current expectations, forecasts, and assumptions, and involve risks and uncertainties. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “path,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will” or “would” or the negative of these words or other similar terms or expressions. These include, but are not limited to, statements regarding:
•our ability to retain existing customers, acquire new customers and expand our customer reach;
•our expectations regarding our future financial performance, including total revenue, gross profit, net income (loss), direct contribution, adjusted EBITDA, net loss and loss adjustment expense, or LAE, ratio, net expense ratio, net combined ratio, gross loss ratio, marketing costs and costs of customer acquisition, gross LAE ratio, gross expense ratio, gross combined ratio, operating expenses, quota share levels, changes in unencumbered cash balances and expansion of our new and renewal premium base;
•our ability to realize profits, acquire customers, retain customers, contract with additional partners to utilize the products, or achieve other benefits from our embedded insurance offering;
•our ability to expand our distribution channels through additional partnership relationships, digital media, independent agents and referrals;
•our ability to drive a significant long-term competitive advantage through our partnership with Carvana Group, LLC, or Carvana, and other partnerships, such as our partnerships with Hyundai Capital America and Experian®;
•our ability to develop products for embedded insurance and other partners;
•the impact of supply chain disruptions, increasing inflation, a potential increase in tariffs or the implementation of new tariffs, a recession and/or disruptions to properly functioning financial and capital markets and interest rates on our business and financial condition;
•our ability to remain profitable and extend our capital runway;
•our goal to be licensed in all states in the United States, or U.S., and the timing of obtaining additional licenses and launching in new states;
•the accuracy and efficiency of our telematics and behavioral data, and our ability to gather and leverage existing and additional data;

Letter to Shareholders: Q2 2025

•our ability to materially improve retention rates and our ability to realize benefits from retaining customers;
•our ability to underwrite risks accurately and charge profitable rates;
•our ability to maintain our business model and improve our capital and marketing efficiency;
•our ability to drive improved conversion and decrease the cost of customer acquisition;
•our ability to maintain and enhance our brand and reputation;
•our ability to effectively manage the growth of our business;
•our ability to raise additional capital efficiently or at all;
•our ability to improve our product offerings, introduce new products and expand into additional insurance lines;
•our ability to cross sell our products and attain greater value from each customer;
•our ability to compete effectively with existing competitors and new market entrants in our industry;
•future performance of the markets in which we operate;
•our ability to operate a “capital-efficient” business and obtain and maintain desirable levels of reinsurance;
•the effect of further reductions in the utilization of reinsurance, which would result in retention of more premium and losses and could cause our capital requirements to increase;
•our ability to realize economies of scale;
•our ability to attract, motivate and retain key personnel, or hire personnel, and to offer competitive compensation and benefits;
•our ability to deliver a vertically integrated customer experience;
•our ability to develop products that utilize telematics to drive better customer satisfaction and retention;
•our ability to protect our intellectual property and any costs associated therewith;
•our ability to develop an autonomous claims experience;
•our ability to take rate action early and react to changing environments;
•our ability to meet risk-based capital requirements;

Letter to Shareholders: Q2 2025

•our ability to realize benefits from our Texas county mutual fronting arrangement;
•our ability to expand domestically;
•our ability to comply with laws and regulations that currently apply or become applicable to our business;
•the impact of litigation or other losses;
•changes in laws or regulations, or changes in the interpretation of laws or regulations by a regulatory authority, specific to the use of artificial intelligence, telematics data and the consent to use telematics data, connected card data, and other sources of data, or relating to taxation including changes in tax regulations or guidance promulgated pursuant to the new legislation implemented in the One Big Beautiful Bill Act;
•our ability to defend against cybersecurity threats and prevent, or recover from, a security incident or other significant disruption of our technology systems or those of our partners and third-party service providers;
•the effect of interest rates on our available cash and our ability to maintain compliance with our term loan;
•our ability to maintain proper and effective internal control over financial reporting; and
•the growth rates of the markets in which we compete.
Root’s actual results could differ materially from those predicted or implied by such forward-looking statements, and reported results should not be considered as an indication of future performance.

Factors that could cause or contribute to such differences also include, but are not limited to, those factors that could affect Root’s business, operating results, and stock price included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Root’s 2024 Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, and other filings with the SEC at http://ir.joinroot.com or the SEC’s website at www.sec.gov.
Undue reliance should not be placed on the forward-looking statements in this letter or the above-referenced webcast, which are based on information available to Root on the date hereof. We assume no obligation to update such statements.

Letter to Shareholders: Q2 2025

Financial statements

ROOT, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED
	As of
	June 30,	December 31,
	2025	2024
	(in millions, except par value )
Assets
Investments:
Fixed maturities available-for-sale, at fair value (amortized cost: $316.9 and $294.3 at June 30, 2025 and December 31, 2024, respectively)	$319.2	$292.0
Short-term investments (amortized cost: $3.5 and $14.8 at June 30, 2025 and December 31, 2024, respectively)	3.5	14.8
Other investments	4.4	4.4
Total investments	327.1	311.2
Cash and cash equivalents	641.4	599.3
Restricted cash	1.1	1.0
Premiums receivable, net of allowance of $8.2 and $9.8 at June 30, 2025 and December 31, 2024, respectively	341.3	305.3
Reinsurance recoverable and receivable, net of allowance of $0.1 at June 30, 2025 and December 31, 2024	145.5	150.6
Prepaid reinsurance premiums	14.9	25.1
Other assets	116.4	103.2
Total assets	$1,587.7	$1,495.7
Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Equity
Liabilities:
Loss and loss adjustment expense reserves	$444.5	$413.2
Unearned premiums	395.2	353.9
Long-term debt	200.1	200.1
Reinsurance premiums payable	15.8	32.8
Accounts payable and accrued expenses	52.3	71.1
Other liabilities	123.3	108.9
Total liabilities	1,231.2	1,180.0
Commitments and Contingencies
Redeemable convertible preferred stock, $0.0001 par value, 100.0 shares authorized, 14.1 shares issued and outstanding at June 30, 2025 and December 31, 2024 (redemption value of $126.5)	112.0	112.0
Stockholders’ equity:
Class A common stock, $0.0001 par value, 1,000.0 shares authorized, 13.6 and 11.1 shares issued and outstanding at June 30, 2025 and December 31, 2024, respectively	—	—
Class B convertible common stock, $0.0001 par value, 269.0 shares authorized, 1.8 and 4.0 shares issued and outstanding at June 30, 2025 and December 31, 2024, respectively	—	—
Additional paid-in capital	1,883.7	1,887.9
Accumulated other comprehensive income (loss)	2.3	(2.3)
Accumulated loss	(1,641.5)	(1,681.9)
Total stockholders’ equity	244.5	203.7
Total liabilities, redeemable convertible preferred stock and stockholders’ equity	$1,587.7	$1,495.7

Letter to Shareholders: Q2 2025

ROOT, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS) - UNAUDITED

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
	(in millions, except per share data)
Revenues:
Net premiums earned	$353.0	$261.6	$674.3	$491.9
Net investment income	9.4	10.0	18.1	19.2
Fee income	19.7	16.6	38.4	31.3
Other income	0.8	1.0	1.5	1.7
Total revenues	382.9	289.2	732.3	544.1
Operating expenses:
Loss and loss adjustment expenses	233.3	190.3	438.9	356.7
Sales and marketing	37.1	34.2	88.6	64.6
Other insurance expense	47.9	28.1	84.6	52.7
Technology and development	13.7	14.7	25.1	25.7
General and administrative	23.6	18.1	44.1	35.2
Total operating expenses	355.6	285.4	681.3	534.9
Operating income	27.3	3.8	51.0	9.2
Interest expense	(5.3)	(11.6)	(10.6)	(23.2)
Income (loss) before income tax expense	22.0	(7.8)	40.4	(14.0)
Income tax expense	—	—	—	—
Net income (loss)	22.0	(7.8)	40.4	(14.0)
Net income attributable to participating securities	(1.1)	—	(2.0)	—
Net income (loss) attributable to common shareholders	20.9	(7.8)	38.4	(14.0)
Other comprehensive income (loss):
Net income (loss)	22.0	(7.8)	40.4	(14.0)
Changes in net unrealized gains (losses) on investments	1.6	(0.1)	4.6	(0.9)
Comprehensive income (loss)	$23.6	$(7.9)	$45.0	$(14.9)
Earnings (loss) per common share: (both Class A and B)
Basic	$1.36	$(0.52)	$2.51	$(0.95)
Diluted	$1.29	$(0.52)	$2.36	$(0.95)
Weighted-average common shares outstanding: (both Class A and B)
Basic	15.4	14.9	15.3	14.8
Diluted	17.1	14.9	17.1	14.8

Letter to Shareholders: Q2 2025

ROOT, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED
	Six Months Ended June 30,
	2025	2024
	(in millions)
Cash flows from operating activities:
Net income (loss)	$40.4	$(14.0)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Share-based compensation	14.8	8.4
Warrant compensation expense	—	3.8
Depreciation and amortization	4.0	6.9
Bad debt expense	17.8	13.9
Changes in operating assets and liabilities:
Premiums receivable	(53.8)	(62.8)
Reinsurance recoverable and receivable	5.1	(31.5)
Prepaid reinsurance premiums	10.2	(0.2)
Other assets	(10.7)	(11.3)
Losses and loss adjustment expenses reserves	31.3	91.6
Unearned premiums	41.3	56.0
Reinsurance premiums payable	(17.0)	1.2
Accounts payable and accrued expenses	(19.0)	(11.0)
Other liabilities	14.4	26.1
Net cash provided by operating activities	78.8	77.1
Cash flows from investing activities:
Purchases of investments	(45.9)	(95.5)
Proceeds from maturities, calls and pay downs of investments	34.2	26.2
Sales of investments	0.1	—
Capitalization of internally developed software	(6.0)	(4.6)
Purchases of fixed assets	—	(0.4)
Net cash used in investing activities	(17.6)	(74.3)
Cash flows from financing activities:
Proceeds from exercise of stock options and restricted stock units	0.4	—
Taxes paid related to net share settlement of equity awards	(19.4)	(11.3)
Payment of preferred stock and related warrants issuance costs	—	(3.0)
Net cash used in financing activities	(19.0)	(14.3)
Net increase (decrease) in cash, cash equivalents and restricted cash	42.2	(11.5)
Cash, cash equivalents and restricted cash at beginning of period	600.3	679.7
Cash, cash equivalents and restricted cash at end of period	$642.5	$668.2

Letter to Shareholders: Q2 2025

Supplemental financial information

ROOT, INC. AND SUBSIDIARIES
KEY PERFORMANCE INDICATORS - UNAUDITED
	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,	June 30,
	2025	2025	2024	2024	2024	2023
	(dollars in millions, except Premiums per Policy)
Policies in force	455,493	453,800	414,862	407,313	406,283	203,840
Premiums per policy	$1,616	$1,614	$1,584	$1,558	$1,522	$1,353
Premiums in force	$1,472.2	$1,464.9	$1,314.3	$1,269.2	$1,236.7	$551.6
Gross premiums written	$346.2	$410.8	$330.5	$331.7	$308.2	$145.0
Gross premiums earned	$371.3	$344.4	$331.0	$317.0	$308.0	$131.5
Gross profit	$101.7	$107.1	$103.6	$98.8	$70.8	$12.7
Net income (loss)	$22.0	$18.4	$22.1	$22.8	$(7.8)	$(36.7)
Direct contribution	$125.8	$127.1	$115.8	$110.5	$87.0	$29.3
Adjusted EBITDA	$37.6	$31.9	$43.1	$41.6	$12.1	$(11.9)
Net loss and LAE ratio	66.1%	64.0%	64.0%	66.1%	72.7%	93.1%
Net expense ratio	29.1%	31.6%	27.5%	25.0%	30.0%	57.4%
Net combined ratio	95.2%	95.6%	91.5%	91.1%	102.7%	150.5%
Gross loss ratio	58.0%	56.1%	56.8%	57.1%	61.6%	65.5%
Gross LAE ratio	7.3%	6.7%	6.9%	8.3%	9.4%	10.0%
Gross expense ratio	29.0%	31.2%	26.9%	23.8%	28.9%	42.7%
Gross combined ratio	94.3%	94.0%	90.6%	89.2%	99.9%	118.2%
Gross accident period loss ratio	59.6%	55.7%	61.2%	56.8%	61.0%	64.2%

Letter to Shareholders: Q2 2025

ROOT, INC. AND SUBSIDIARIES
KEY PERFORMANCE INDICATORS - UNAUDITED
	Six Months Ended June 30,
	2025	2024	2023
	(dollars in millions, except Premiums per Policy)
Policies in force	455,493	406,283	203,840
Premiums per policy	$1,616	$1,522	$1,353
Premiums in force	$1,472.2	$1,236.7	$551.6
Gross premiums written	$757.0	$638.9	$279.7
Gross premiums earned	$715.7	$583.0	$261.6
Gross profit	$208.8	$134.7	$18.2
Net income (loss)	$40.4	$(14.0)	$(77.6)
Direct contribution	$252.9	$167.7	$47.9
Adjusted EBITDA	$69.5	$27.2	$(23.2)
Net loss and LAE ratio	65.1%	72.5%	99.1%
Net expense ratio	30.3%	29.9%	56.6%
Net combined ratio	95.4%	102.4%	155.7%
Gross loss ratio	57.1%	61.1%	68.4%
Gross LAE ratio	7.0%	9.6%	10.6%
Gross expense ratio	30.1%	29.1%	41.5%
Gross combined ratio	94.2%	99.8%	120.5%
Gross accident period loss ratio	57.7%	59.6%	65.2%

Letter to Shareholders: Q2 2025

ROOT, INC. AND SUBSIDIARIES
RECONCILIATION OF TOTAL REVENUE TO DIRECT CONTRIBUTION - UNAUDITED
	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,	June 30,
	2025	2025	2024	2024	2024	2023
	(dollars in millions)
Total revenue	$382.9	$349.4	$326.7	$305.7	$289.2	$74.8
Loss and loss adjustment expenses	(233.3)	(205.6)	(191.8)	(184.5)	(190.3)	(59.5)
Other insurance expense	(47.9)	(36.7)	(31.3)	(22.4)	(28.1)	(2.6)
Gross profit	101.7	107.1	103.6	98.8	70.8	12.7
Net investment income	(9.4)	(8.7)	(8.7)	(8.0)	(10.0)	(6.8)
Adjustments from other insurance expense(1)	29.5	22.2	15.5	11.6	18.6	14.9
Ceded premiums earned	18.3	23.1	31.3	37.7	46.4	67.6
Ceded loss and loss adjustment expenses	(9.2)	(10.4)	(19.2)	(22.8)	(28.4)	(39.7)
Net ceding commission and other(2)	(5.1)	(6.2)	(6.7)	(6.8)	(10.4)	(19.4)
Direct contribution	$125.8	$127.1	$115.8	$110.5	$87.0	$29.3
______________
(1) Adjustments from other insurance expense consists of acquisition costs, including report costs and refunds related to these expenses and commission expenses related to our partnership channel of $25.0 million, $19.7 million, $11.8 million, $8.2 million, $14.1 million and $9.2 million for Q2 2025, Q1 2025, Q4 2024, Q3 2024, Q2 2024 and Q2 2023, respectively. Adjustments from other insurance expense also consists of fixed expenses, including certain warrant compensation expense related to policies originating through the integrated automobile insurance solution for Carvana’s online buying platform, Personnel costs, Overhead, licenses, professional fees and other of $4.6 million, $2.5 million, $3.7 million, $3.4 million, $4.5 million and $5.7 million for Q2 2025, Q1 2025, Q4 2024, Q3 2024, Q2 2024 and Q2 2023, respectively
(2) Net ceding commission and other is comprised of ceding commissions received in connection with reinsurance ceded, partially offset by amortization of excess ceding commission and other impacts of reinsurance ceded.

Letter to Shareholders: Q2 2025

ROOT, INC. AND SUBSIDIARIES
RECONCILIATION OF TOTAL REVENUE TO DIRECT CONTRIBUTION - UNAUDITED
	Six Months Ended June 30,
	2025	2024	2023
	(dollars in millions)
Total revenue	$732.3	$544.1	$144.9
Loss and loss adjustment expenses	(438.9)	(356.7)	(122.8)
Other insurance expense	(84.6)	(52.7)	(3.9)
Gross profit	208.8	134.7	18.2
Net investment income	(18.1)	(19.2)	(13.5)
Adjustments from other insurance expense(1)	51.7	39.4	27.9
Ceded premiums earned	41.4	91.1	137.7
Ceded loss and loss adjustment expenses	(19.6)	(55.7)	(83.9)
Net ceding commission and other(2)	(11.3)	(22.6)	(38.5)
Direct contribution	$252.9	$167.7	$47.9
______________
1) Adjustments from other insurance expense consists of acquisition costs, including report costs and refunds related to these expenses and commission expenses related to our partnership channel of $44.7 million, $29.7 million, and $15.5 million for the six months ended June 30, 2025, 2024, and 2023, respectively. Adjustments from other insurance expense also consists of fixed expenses, including certain warrant compensation expense related to policies originating through the integrated automobile insurance solution for Carvana’s online buying platform, Personnel costs, Overhead, licenses, professional fees and other of $7.1 million, $9.7 million, and $12.4 million for the six months ended June 30, 2025, 2024, and 2023, respectively.
(2) Net ceding commission and other is comprised of ceding commissions received in connection with reinsurance ceded, partially offset by amortization of excess ceding commission and other impacts of reinsurance ceded.

Letter to Shareholders: Q2 2025

ROOT, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME/(LOSS) TO ADJUSTED EBITDA - UNAUDITED
	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,	June 30,
	2025	2025	2024	2024	2024	2023
	(dollars in millions)
Net income/(loss)	$22.0	$18.4	$22.1	$22.8	$(7.8)	$(36.7)
Adjustments:
Interest expense	5.2	5.1	7.1	10.9	10.8	10.7
Income tax expense	—	—	—	—	—	—
Depreciation and amortization	1.9	2.0	2.6	5.2	3.9	2.7
Share-based compensation	8.4	6.4	5.8	4.3	3.8	5.2
Loss on extinguishment of debt	—	—	5.4	—	—	—
Warrant compensation expense	—	—	—	—	1.0	3.9
Restructuring charges(1)	0.1	—	0.1	—	—	1.9
Write-offs and other(2)	—	—	—	(1.6)	0.4	0.4
Adjusted EBITDA	$37.6	$31.9	$43.1	$41.6	$12.1	$(11.9)
______________
(1) Restructuring costs consist of employee costs, real estate exit costs, and other. This includes $0.1 million, zero, $0.2 million, zero, $0.1 million and $0.1 million of depreciation and amortization for Q2 2025, Q1 2025, Q4 2024, Q3 2024, Q2 2024 and Q2 2023, respectively.
(2) Write-offs and other primarily reflects legal costs and other items that do not reflect our ongoing operating performance. This includes legal and other fees related to the 2022 misappropriation of funds by a former senior marketing employee of zero, zero, zero, $(1.6) million, $0.4 million and $0.4 million in Q2 2025, Q1 2025, Q4 2024, Q3 2024, Q2 2024 and Q2 2023, respectively.

Letter to Shareholders: Q2 2025

ROOT, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME/(LOSS) TO ADJUSTED EBITDA - UNAUDITED
	Six Months Ended June 30,
	2025	2024	2023
	(dollars in millions)
Net income/(loss)	$40.4	$(14.0)	$(77.6)
Adjustments:
Interest expense	10.3	21.7	21.1
Income tax expense	—	—	—
Depreciation and amortization	3.9	6.7	5.3
Share-based compensation	14.8	8.4	7.3
Warrant compensation expense	—	3.8	8.3
Restructuring charges(1)	0.1	0.1	7.5
Write-offs and other(2)	—	0.5	4.9
Adjusted EBITDA	$69.5	$27.2	$(23.2)
______________
(1) Restructuring costs consist of employee costs, real estate exit costs, and other. This includes $0.4 million of share-based compensation for the six months ended June 30, 2023. This also includes $0.1 million, $0.2 million, and $0.2 million of depreciation and amortization for the six months ended June 30, 2025, 2024, and 2023, respectively.
(2) Write-offs and other primarily reflects legal costs and other items that do not reflect our ongoing operating performance. This includes legal and other fees related to the 2022 misappropriation of funds by a former senior marketing employee of zero, $0.5 million, and $2.4 million for the six months ended June 30, 2025, 2024, and 2023, respectively.

Letter to Shareholders: Q2 2025

ROOT, INC. AND SUBSIDIARIES
WRITTEN AND EARNED PREMIUM - UNAUDITED
	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
	(dollars in millions)
Gross premiums written	$346.2	$308.2	$757.0	$638.9
Ceded premiums written	(12.2)	(44.6)	(31.0)	(91.3)
Net premiums written	334.0	263.6	726.0	547.6

Gross premiums earned	371.3	308.0	715.7	583.0
Ceded premiums earned	(18.3)	(46.4)	(41.4)	(91.1)
Net premiums earned	$353.0	$261.6	$674.3	$491.9